EXHIBIT 99.1

PRESS RELEASE 18-07

Little Squaw Trenching Confirms Extensive Gold System at Chandalar

Spokane WA – December 20, 2007 - Little Squaw Gold Mining Company (LITS:OTC.BB -- $0.73) (“Little Squaw” or “the Company”) reports that assay results from additional hard rock trenching continue to show significant widespread gold mineralization within multiple geologic structures on the Company’s wholly owned Chandalar, Alaska, mining property. The findings of the 2007 excavator trenching program have solidified several diamond drilling targets for 2008 and confirm that the Company is dealing with a strong and substantially underexplored system of gold mineralization.

Previously announced excavator trench intercepts for the Pallasgreen, Pioneer, and Summit prospects reported widths of 20 to 30 feet of 0.309 to 0.333 ounces gold per short ton (6 to 9 meters at 10.58 to 11.40 grams gold per tonne). Additional assay results for rock-chip channel samples taken in trenches dug on the Chandalar, Bonanza, Kiska, and Mikado prospects are shown in the table below. This trenching cut several structures that assay 0.015 to 0.039 ounces gold per short ton (3 to 12 meters at 0.50 to 1.35 grams gold per tonne) over widths of 10 to 40 feet. These values are based on assay results with a cutoff of 10 feet at 0.015 ounces gold per short ton. The rock surrounding the structures is hydrothermally altered and contains trace amounts of gold.

Trenching at the Mikado prospect yielded the most interesting results. A small mine on this prospect is known to have produced about 6,800 tons of ore averaging about 1.5 ounces gold per short ton (46.65 grams gold per tonne) from an open-ended ore shoot. The controlling structure is a major, 8-mile-long fault that contains quartz veins. A series of trenches across a portion of this structure traced the mineralization continuously over 2,500 feet of strike length. The average mineralized trench intercept is 24 feet at 0.023 ounces gold per short ton (7.3 meters at 0.79 grams gold per tonne). The persistent gold mineralization with association of hydrothermal alteration and the magnitude of its controlling structure make the Mikado prospect a prime target for drill testing.

The Company’s 24-square-mile property covers most of the Chandalar mining district. The district’s prospects are mostly aligned along a series of 10 subparallel northwest-southeast structural belts, each several miles long and spaced thousands of feet apart. Sections of these structural belts contain gold mineralization within quartz veins. These are mesothermal veins and fall into a category of gold deposits often called “lode gold” or ‘greenstone gold,” which are responsible for about a quarter of the world’s total gold production.

The Company believes it has identified promising gold showings within a favorable geologic setting at Chandalar. Continued systematic exploration of this system of gold mineralization could result in the discovery of a commercial gold deposit.

Richard Walters, President of Little Squaw Gold Mining Company, is responsible for this news release. For additional information regarding Little Squaw Gold Mining, contact Susan Schenk, Manager of Investor Relations, by telephone at (509) 535-6156, or by e-mail at ir@littlesquawgold.com. Little Squaw maintains a comprehensive Web site at www.littlesquawgold.com.

_______

Little Squaw Gold Mining is engaged in the business of precious-metals discovery.  This endeavor carries certain risks that are commensurate with the potential rewards of such efforts.  These risks cannot be quantified and should not be taken lightly.  All statements made here regarding the firm’s investment potential should be considered “forward-looking statements” as defined by prevailing regulatory guidelines.  As forward-looking statements, these items represent the measured professional judgment of management.  They do not, however, represent guarantees, and unforeseen and/or unforeseeable future developments may render them either incomplete or incorrect. Actual results, plans, programs, and financial performance may differ materially from express or implied forward-looking statements.

CHANDALAR TRENCH ASSAYS

For the Chandalar, Bonanza, Kiska and Mikado prospects

Minimum reported interval is 10 feet at 0.015 ounces gold per short ton (3 meters at 0.50 grams gold per tonne)

TRENCH #	Prospect	Interval Feet	Footage	Gold oz/st	Meters	Gold g/t
1	Chandalar	0 - 10	10	0.028	3.0	0.95
6	Bonanza	0 - 17	17	0.056	5.2	1.93
17	Kiska	50 - 60	10	0.022	3.0	0.77
18	Kiska	5.5 - 42	36.5	0.015	11.1	0.51
19	Mikado	108 - 118	10	0.057	3.0	1.95
		168 – 205	37	0.017	11.3	0.58
20	Mikado	53-88	35	0.015	10.7	0.52
		161 - 214	53	0.015	16.2	0.52
		300 - 310	10	0.034	3.0	1.18
		435 - 470	35	0.036	10.7	1.22
21	Mikado	81.5 - 112	30.5	0.016	9.3	0.55
22	Mikado	2 - 32	30	0.015	9.1	0.53
23	Mikado	0 - 25	25	0.019	7.6	0.64
		143 - 155	12	0.023	3.7	0.78
40	Mikado	165 - 180	15	0.023	4.6	0.79
		225 - 235	10	0.018	3.0	0.63
41	Mikado	86 - 112	26	0.016	7.9	0.55
		477 - 487	10	0.015	3.0	0.50
		557 - 567	10	0.043	3.0	1.46
2E	Mikado	70 - 110	40	0.039	12.2	1.35
		130 - 150	30	0.018	9.1	0.63
4E	Mikado	0 - 10	10	0.040	3.0	1.36